Exhibit 99.1

For Immediate Release

Contacts: Inspire Pharmaceuticals, Inc.	Noonan/Russo
Jenny Kobin Senior Director, Investor Relations (919) 941-9777 Extension 219	Mark Vincent (212) 845-4239

INSPIRE ANNOUNCES APPOINTMENT OF CHAIRMAN

DURHAM, NC – February 18, 2005 – Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today announced that its Board of Directors appointed Kenneth B. Lee, Jr. as Chairman, effective Thursday, February 17, 2005. Mr. Lee was serving as interim Chairman of the Board.

Christy L. Shaffer, Ph.D., Chief Executive Officer said, “We are extremely pleased that Ken has been appointed to serve as Chairman of our Board. His extensive experience in working with biotechnology companies and the investment community, combined with his strong organizational skills and keen financial acumen are extremely valuable to our Board and will serve him well in his leadership role as Chairman.”

Mr. Lee has over 30 years of experience advising management and boards of directors of technology-based companies. He is a former Ernst & Young partner and was instrumental in the founding and successful development of the Ernst & Young life science practice in the San Francisco Bay Area. Mr. Lee is currently a Principal with Hatteras BioCapital, L.L.C., an investment advisory firm focused on clinical-stage life science companies. He serves on the boards of three other public companies, Abgenix, Inc., CV Therapeutics, Inc. and POZEN Inc.; and one start-up company in North Carolina, Hemocellular Therapeutics, Inc. During his tenure with Ernst & Young, he co-founded the National Conference on Biotechnology Ventures, the International Strategic Partnering Conference and the Palo Alto Center for Strategic Transactions. Mr. Lee received a B.A. degree from Lenoir-Rhyne College and an M.B.A. from the University of North Carolina at Chapel Hill.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing novel prescription products for diseases with significant unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease, cardiovascular disease and pain. Inspire’s specialty sales force promotes Elestat™ and Restasis®, ophthalmology products developed by Inspire’s partner, Allergan, Inc.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and

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beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. There can be no assurance that Inspire will be able to identify and elect qualified candidates to fill its open Board positions. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797